As filed with the Securities and Exchange Commission on May 2, 2022

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

Hilltop Holdings Inc.
(Name of Subject Company (Issuer))
Hilltop Holdings Inc.
(Names of filing Persons (Offeror and Issuer))
Common Stock, Par Value $0.01 per share
(Title of Class of Securities)
432748101
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Corey G. Prestidge, Esq.
Executive Vice President, General Counsel and Secretary
Hilltop Holdings Inc.
6565 Hillcrest Avenue
Dallas, Texas 75205
(214) 855-2177
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:
David E. Shapiro, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-2000
CALCULATION OF FILING FEE
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐
Third-party tender offer subject to Rule 14d-1.

☒
Issuer tender offer subject to Rule 13e-4.

☐
Going-private transaction subject to Rule 13e-3.

☐
Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☐
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐
Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐
Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO
This Tender Offer Statement on Schedule TO (the “Schedule TO”) relates to the tender offer by Hilltop Holdings Inc., a Maryland corporation (the “Company”), to purchase for cash up to $400,000,000 of its common stock, $0.01 par value per share (the “shares”), at a price per share of not less than $28.00 and not more than $32.00 in cash, without interest and subject to any applicable withholding taxes. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 2, 2022 (as amended or supplemented from time to time, the “Offer to Purchase”), a copy of which is filed herewith as Exhibit (a)(1)(i), and in the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”), a copy of which is filed herewith as Exhibit (a)(1)(ii), which together constitute the “tender offer”. Additional documents relating to the tender offer are filed as Exhibits (a)(1)(iii), (a)(1)(iv), (a)(1)(v) and (a)(1)(vi). The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below.
Item 1.   Summary Term Sheet.
Reference is made to the information set forth under “Summary Term Sheet” in the Offer to Purchase, which is incorporated herein by reference.
Item 2.   Subject Company Information.
(a)   The name of the issuer is Hilltop Holdings Inc. The address and telephone number of the Company is set forth under Item 3.
(b)   Reference is made to the information set forth under “Introduction” in the Offer to Purchase, which is incorporated herein by reference.
(c)   Reference is made to the information set forth in the Offer to Purchase under Section 8 (“Price Range of Shares; Dividends”), which is incorporated herein by reference.
Item 3.   Identity and Background of Filing Person.
The Company is the filing person. The address of its principal executive office is 6565 Hillcrest Avenue, Dallas, Texas 75205, and its telephone number is (214) 855-2177. Its internet address is
www.hilltop-holdings.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Schedule TO and should not be considered part of this Schedule TO. Reference is made to the information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), which is incorporated herein by reference.
Item 4.   Terms of the Transaction.
(a)   Reference is made to the information set forth in the Offer to Purchase under the following headings, with such information being incorporated herein by reference:
Summary Term Sheet;
Introduction;
Section 1 (“Number of Shares; Proration”);
Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);
Section 3 (“Procedures for Tendering Shares”);
Section 4 (“Withdrawal Rights”);
Section 5 (“Purchase of Shares and Payment of Purchase Price”);
Section 6 (“Conditional Tender of Shares”);

Section 7 (“Conditions of the Tender Offer”);
Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);
Section 13 (“Material U.S. Federal Income Tax Consequences”);
Section 14 (“Extension of the Tender Offer; Termination; Amendment”); and
Section 16 (“Miscellaneous”).
(b)   Reference is made to the information set forth under “Introduction” and under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 5.   Past Contacts, Transactions, Negotiations and Agreements.
Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 6.   Purposes of the Transaction and Plans or Proposals.
(a), (b) and (c) Reference is made to the information set forth under “Summary Term Sheet,” under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) and under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 7.   Source and Amount of Funds or Other Consideration.
(a), (b) and (d) Reference is made to the information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase, which is incorporated herein by reference.
Item 8.   Interest in Securities of the Subject Company.
(a) and (b) Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 9.   Persons/Assets, Retained, Employed, Compensated or Used.
Reference is made to the information set forth under “Summary Term Sheet” and under Section 15 (“Fees and Expenses; Information Agent; Dealer Manager; Depositary”) in the Offer to Purchase, which is incorporated herein by reference.
Item 10.   Financial Statements.
Not applicable. Pursuant to Instruction 2 to Item 10 of Schedule TO, the Company’s financial statements are not considered material because (i) the consideration consists solely of cash, (ii) the tender offer is not subject to any financing condition, and (iii) the Company is a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR. The Company has voluntarily included the Company’s financial statements by means of the incorporation by reference of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.
Item 11.   Additional Information.
(a)   Reference is made to the information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”); under Section 10 (“Certain Information Concerning Us”); under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the

Shares”) and under Section 12 (“Legal Matters; Regulatory Approvals”) in the Offer to Purchase, which is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.
(c)   Reference is made to the information set forth in the Offer to Purchase and the accompanying Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, as each may be amended or supplemented from time to time, which is incorporated herein by reference.
The Company will amend this Schedule TO to include documents that the Company may file with the SEC after the date of the Offer to Purchase pursuant to Section 13(a), 13(c), or 14 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the expiration of the tender offer to the extent required by Rule 13e-4(d)(2) of the Exchange Act.
Item 12.   Exhibits.
EXHIBIT NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated May 2, 2022.
(a)(1)(ii)*	Form of Letter of Transmittal.
(a)(1)(iii)*	Notice of Guaranteed Delivery.
(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated May 2, 2022.
(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated May 2, 2022.
(a)(1)(vi)*	Summary Advertisement, dated May 2, 2022.
(a)(2)	None.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)(i)*	Press release announcing the Tender Offer, dated May 2, 2022.
(b)	Not applicable.
(d)(i)	Hilltop Holdings Inc. 2020 Equity Incentive Plan, effective April 30, 2020 (filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).
(d)(ii)	Hilltop Holdings Inc. Employee Stock Purchase Plan, effective April 30, 2020 (filed as Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).
(d)(iii)	Form of Restricted Stock Unit Award Agreement (Performance-Based) for awards beginning in 2020 (filed as Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).
(d)(iv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).
(d)(v)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).
(d)(vi)	Hilltop Holdings Inc. 2012 Equity Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(vii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2016 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).
(d)(viii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).
(d)(ix)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).
(d)(x)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2018 (filed as Exhibit 10.1.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).
(d)(xi)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).
(d)(xii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).
(d)(xiii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2019 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).
(d)(xiv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).
(d)(xv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).
(d)(xvi)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2020 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).
(d)(xvii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).
(d)(xviii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).
(d)(xix)	Form of Restricted Stock Unit Award Agreement (Performance-Based) for awards beginning in 2021 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on April 26, 2021 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xx)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2021 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 26, 2021 (File No. 001-31987) and incorporated herein by reference).
(d)(xxi)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on April 26, 2021 (File No. 001-31987) and incorporated herein by reference).
(d)(xxii)	Hilltop Holdings Inc. Annual Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).
(d)(xxiii)	Compensation arrangement of Jeremy B. Ford (filed as Exhibit 10.5 to the Registrant’s Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 (File No. 001-31987) and incorporated herein by reference).
(d)(xxiv)	Employment Agreement, dated as of September 1, 2016, by and between William Furr and Hilltop Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A (Amendment No. 1) filed on September 7, 2016 (File No. 001-31987) and incorporated herein by reference).
(d)(xxv)	First Amendment to Employment Agreement by and between Hilltop Holdings Inc. and William B. Furr, dated as of August 30, 2019 (filed as Exhibit 10.7.2 to the Registrant’s Current Report on Form 8-K filed September 6, 2019 (File No. 001-31987) and incorporated herein by reference).
(d)(xxvi)	Employment Agreement, dated as of November, 20, 2018, by and between Hilltop Holdings Inc. and Martin B. Winges (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on December 12, 2018 (File No. 001-31987) and incorporated herein by reference).
(d)(xxvii)	First Amendment to Employment Agreement by and between Hilltop Holdings Inc. and Martin B. Winges, dated as of March 31, 2022, but effective as of February 19, 2022 (filed as Exhibit 10.7.2 to the Registrant’s Current Report on Form 8-K filed on April 4, 2022 (File No. 001-31987) and incorporated herein by reference).
(d)(xxviii)	Employment Agreement by and between Hilltop Holdings Inc. and Steve Thompson, dated as of October 25, 2019, but effective January 1, 2020 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed October 30, 2019 (File No. 001-31987) and incorporated herein by reference).
(d)(xxix)	Retention Agreement by and among Jerry L. Schaffner, Hilltop Holdings Inc. and Meadow Corporation, dated as of May 8, 2012 (filed as Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on May 11, 2012 (File No. 001-31987) and incorporated herein by reference).
(d)(xxx)	Limited Liability Company Agreement of HTH Diamond Hillcrest Land LLC, dated as of July 31, 2018 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).
(d)(xxxi)	Ground Lease Agreement by and among HTH Diamond Hillcrest Land LLC, as Ground Lessor, and SPC Park Plaza Partners LLC, HTH Hillcrest Project LLC and Diamond Hillcrest LLC, as Ground Lessees, dated as of July 31, 2018 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxxii)	Hilltop Plaza Co-Owners Agreement, by and among Diamond Hillcrest, LLC, HTH Hillcrest Project LLC and SPC Park Plaza Partners LLC, dated as of July 31, 2018 (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).
(d)(xxxiii)	First Amendment to Hilltop Plaza Co-Owners Agreement, by and among Diamond Hillcrest, LLC, HTH Hillcrest Project LLC and SPC Park Plaza Partners, LLC, dated as of December 31, 2021 (filed as Exhibit 10.12.1 to the Registrant’s Report on Form 10-K for the year ended December 31, 2021 filed on February 15, 2022 (File No. 001-31987) and incorporated herein by reference).
(d)(xxxiv)
Office Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and Hilltop Holdings Inc., as Tenant, dated July 31, 2018 (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxv)	First Amendment to Office Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and Hilltop Holdings Inc., as Tenant, dated as of November 30, 2021, but effective as of June 29, 2019 (filed as Exhibit 10.12.1 to the Registrant’s Report on Form 10-K for the year ended December 31, 2021 filed on February 15, 2022 (File No. 001-31987) and incorporated herein by reference).
(d)(xxxvi)
Retail Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and PlainsCapital Bank, as Tenant, dated July 31, 2018 (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxvii)	First Amendment to Retail Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and PlainsCapital Bank, as Tenant, dated as of December 16, 2021, but effective as of August 1, 2019 (filed as Exhibit 10.12.1 to the Registrant’s Report on Form 10-K for the year ended December 31, 2021 filed on February 15, 2022 (File No. 001-31987) and incorporated herein by reference).
(g)	Not applicable.
(h)	Not applicable.
107*	Filing Fee Table.

*
Filed herewith

Item 13.   Information Required by Schedule 13E-3.
Not applicable.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: May 2, 2022
HILLTOP HOLDINGS INC.
By:	/s/ COREY PRESTIDGE Name: Corey G. Prestidge Title: Executive Vice President, General Counsel & Secretary